Exhibit 99.1

STRYKER ANNOUNCES PLAN TO REPATRIATE FOREIGN EARNINGS

UNDER THE PROVISIONS OF THE AMERICAN JOBS CREATION ACT

Kalamazoo, Michigan -- September 27, 2005 -- Stryker Corporation (NYSE:SYK) announced today that its Board of Directors approved a plan to repatriate approximately $722 million of undistributed foreign earnings under the provisions of the American Jobs Creation Act (the "Act"). The Act, which was passed in October 2004, provides a temporary incentive for United States companies to repatriate accumulated income earned in foreign jurisdictions at a reduced income tax cost. The estimated income tax expense and related liability associated with the planned repatriation is approximately $32 million, or $.08 per fully diluted share, and will be recorded in the third quarter of 2005.  The repatriation of funds will occur in the fourth quarter of 2005.

The Company reaffirmed its net earnings guidance for the year ended December 31, 2005.  Excluding the additional third quarter charge associated with the planned repatriation, Stryker expects its adjusted diluted net earnings per share to be $1.75 for the year ended December 31, 2005 and to increase in the range of 20% - 21% in each of the last two quarters of 2005.

This release contains information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties.  These statements may be identified by the use of words such as "expects" and "estimates" and variations thereof and other terms of similar meaning.  Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to: changes in current interpretations of the Act; regulatory actions, including cost-containment measures, that could adversely affect the price of or demand for the Company's products; unanticipated issues arising in connection with clinical studies and eventual United States Food and Drug Administration (FDA) approval of osteogenic protein-1 (OP-1), SpineCore's products or other new product introductions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in economic conditions that adversely affect the level of demand for the Company's products; changes in foreign exchange markets; changes in financial markets; and changes in the competitive environment.

Stryker Corporation is one of the world's leading medical device companies with the most broadly-based range of products in orthopaedics and a significant presence in other medical specialties.  The Company's products include implants that are used in joint replacement, trauma, craniomaxillofacial and spine surgeries; orthobiologics; operating room and interventional pain products; surgical navigation, endoscopic, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  In addition, Stryker provides outpatient physical therapy services in the United States.  The Company's website address is http://www.stryker.com .

Contact:    Dean H. Bergy

                  Vice President and Chief Financial Officer

                  269/385-2600